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                                                             EXHIBIT 10.3(c)


                        MAGNESIUM CORPORATION OF AMERICA
                               238 NORTH 2200 WEST
                           SALT LAKE CITY, UTAH 84116


                                  June 11, 1996


Mr. Lee R. Brown
c/o Magnesium Corporation of America
238 North 2200 West
Salt Lake City, Utah  84116

Dear Sir:

                  Reference is made to your net worth appreciation participation agreement with this Corporation (the "Agreement").

                  This will confirm our agreement with you as follows:

                  1. As you know, our parent company, Renco Metals, Inc. ("Renco Metals") is contemplating a refinancing under which it will issue $150,000,000 of Senior Notes due 2003 ("New Notes") and retire its presently outstanding $75,000,000 of Senior Notes due 2000 (the "Existing Notes"). On the issuance of the New Notes this company will pay a dividend to Renco Metals. Concurrently with the payment of such dividend this company will make a payment to you on account of the dividend and the Agreement and you will accept same in full settlement of all of your rights arising from the payment of the dividend. In consideration of such payment and your agreement to the amendments to the Agreement as outlined in paragraph 2 below, the Company agrees that although after paying the above mentioned payment "Cumulative Net Income" under the Agreement would be approximately negative $50,000,000, nevertheless, your Cumulative Net Income will be deemed to be zero as of July 31, 1996. Your Cumulative Net Income participation shall be calculated on the company's Cumulative Net Income accruing after that date.

                  2. Notwithstanding anything in the Agreement in the contrary, you agree, effective upon your receipt of the payment referred to in paragraph 1 of this letter, as follows:

                           (a) Should you voluntarily leave the employ of this company before the earlier of the 15th anniversary of this agreement or your attainment of age 62, then the payment of the Payment (as defined in the "Agreement") to you shall not commence until such anniversary or your attaining age 62.
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                               Notwithstanding the foregoing,
         payments shall commence immediately upon your death or upon your continuing disability making it impossible for you to continue to perform your normal business duties.

                           (b) You agree that, so long as you are
         entitled to any part of the Payment, you will not, directly or indirectly, whether as employee, consultant, proprietor, partner, stockholder or other capacity, engage in any aspect of the magnesium business (production, marketing, sales, use) in any part of the world. In this respect, you and we acknowledge that the primary magnesium industry is a worldwide industry, that the participants therein compete against each other in all parts of the world, and that therefore this restriction is reasonable.

                               Should you engage in any activity
         proscribed by the preceding paragraph then the company's obligation to you to make the Payment (or any unpaid part thereof) shall automatically and permanently cease, and you shall be deemed to have irrevocably released you right to same.

                           (c) Should you voluntarily leave the company, you shall give 30 days advance written notice, and the amount of your Payment will be calculated as to the close of the fiscal quarter in which such 30 day notice period ends.

                  4. The parties hereby reaffirm the Agreement as amended hereby.

                  Please confirm your agreement to the foregoing by signing and returning the enclosed copy.

                                            Very truly yours,

                                            MAGNESIUM CORPORATION
                                              OF AMERICA

                                            By /s/ Michael H. Legge
                                               -----------------------

CONFIRMED AND AGREED TO:


   /s/ Lee R. Brown
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     Lee R. Brown